Free writing prospectus dated December 5, 2024

File pursuant to Rule 433 of the securities Act of 1933, as amended

Relating to Preliminary Prospectus dated November 29, 2024

(Registration No. 333-282720)

Skyline Builders Group Holding Limited Free writing prospectus dated [*], 2024 File pursuant to Rule 433 of the securities Act of 1933, as amended Relating to Preliminary Prospectus dated November 29, 2024 (Registration No. 333 - 282720)

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of Skyline Builders Group Holding Limited ("we", "us", or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2031009/000121390024103 936/ea0209851 - 06.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact either Dominari Securities LLC, or our company via the details below. Skyline Builders Group Holding Limited Tel: +852 - 2811 - 9688 Email: ir@skylinebuilders.ccc Address: Office A, 15/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon Bay, Hong Kong Dominari S ecurities LLC (Lead - Underwriter) Email : investmentbanking@dominarisecurities.com Address: 725 Fifth Avenue 23rd Floor New York NY 10022 Revere S ecurities LLC (Co - Manager) Email : syndicate@reveresecurities.com Address: 560 Lexington Ave, 16 th Floor New York NY 10022 P.2

Forward-looking Statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events.

You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, business plans, future industry demand, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: our goals and strategies; our future business development, financial condition and results of operations; the introduction of new product and service offerings; our expectations regarding changes in our revenues, cost or expenditures; our expectations regarding the demand for and market acceptance of our products and services; our expectations regarding the growth of our customer base, including consolidated account customers; competition in our industry; government policies and regulations relating to our industry; and assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under the " Risk Factors" section of the prospectus contained in the Registration Statement.

Statistical data referenced in this presentation may also include projections based on a number of assumptions. The Construction industry in Hong Kong and demand for civil engineering works may not grow at the rate projected by market data, or at all. Failure of market demand and/or the industry to grow at projected rates may have a material and adverse effect on our business and the market price of the ordinary shares. By way of example and without limitation to risks set forth in our prospectus, international trade regulation, customs rules, exchange rates, market size of construction industry in Hong Kong and other factors materially affect our business. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. This presentation contains certain data and information that we obtained from third-party sources that were not independently verified by us. We have engaged Migo Corporation Limited to prepare a commissioned report on the construction industry in Hong Kong. Information and data relating to the Hong Kong construction industry have been derived from Migo's industry report, which also includes projections based on a number of assumptions. Any failure of the construction industry to grow at the projected rate may have a material adverse effect on our business and the market price of the ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Offer Summary P.5 Skyline Builders Group Holding Limited Issuer: Nasdaq: SKBL Ticker: 28,500,000 Ordinary Shares, consisting of 26,505,000 Class A Ordinary Shares and 1,995,000 Class B Ordinary Shares are outstanding Pre - offering Shares Outstanding: 1,500,000 Class A Ordinary Shares (or 1,725,000 Class A Ordinary Shares if the Underwriter exercises its option to purchase additional Class A Ordinary Shares within 45 days of the date of the closing of this Offering in full) Securities Offered: USD 4 per share Proposed Offer Price: US$6,000,000 (or US$6,900,000 if the Underwriter exercises its over - allotment option to purchase additional Class A Ordinary Shares from us in full), based on an assumed initial public offering price of US$ 4 per share, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us Gross Proceeds ： ( i ) 20% to enhance our capacities in hiring additional staff (ii) 20% to acquire machinery to enhance our capacity (iii) 20% to enhance our brand (iv) 40% for working capital and other general corporate purposes Use of Proceeds: Dominari Securities LLC, Revere Securities LLC Underwriter and Co - Manager:

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Company Overview Our Mission Our mission is to become a leading civil engineering services provider in Hong Kong. We strive to provide quality services that comply with our customers’ quality standards, requirements and specifications. P.7

Company Overview Who We Are • We are on the Approved Contractors List maintained by the Development Bureau of Hong Kong in the category of Roads and Drainage (Group B (Probation)), enabling us to tender public works contracts directly in the capacity of the main contractor. • We are also a Registered Subcontractor of the Registered Specialist Trade Contractors Scheme of the Construction Industry Council of Hong Kong. P.8

Service Scope Public civil engineering works, such as: • Road, Water Affairs, Drainage • Tunnel & Steel Structure Engineering • Site Formation, Building Foundation • Elevator Structure, Large Scale Project Tender Success Rate • Approx. 67 % in fiscal year 2024 • Approx. 60 % in fiscal year 2023 Company Overview P.9

Company Overview Large Scale Project Management and Construction in Recent Years Shatin to Central Link, 2016 - 2020 Fanling North New Development Area, 2019 - 2020 Kai Tak Area 1K Site 1, 2018 - 2019 P.10 Wan Chai Development Phase II – West Landscaped deck and Roadworks, 2020 - 2025 Provision of Pedestrain Walkway Facilities at Morse Park & Tai Loong Street , 2022 - 2025 Reclaimed Water Supply to Sheung Shui and Fanling , 2022 - 2025

Company Overview Corporate Structure Supreme Development (BVI) Holdings Limited British Virgin Islands Other Existing Shareholders Public Shareholding Skyline Builders Group Holding Limited Cayman Islands Skyline Builders (BVI) Holding Limited British Virgin Islands Kin Chiu Engineering Limited Hong Kong Pre - offering: 71.00% Class A; 100% Class B Post - offering: 67.20% Class A; 100% Class B Pre - offering: 29.00% Class A Post - offering: 27.44% Class A Pre - offering: 0.00% Class A Post - offering: 5.36% Class A 100% 100% P.11

Have successfully registered in the Approved Contractors List maintained by the Development Bureau of Hong Kong in the category of Roads and Drainage (Group B (Probation)) in 2022 Were awarded with a public project with an initial contract sum of over HK$180 million (US$23.0 million) and a public project with an initial contract sum of over HK$80 million (US$10.2 million) in 2024 Company Overview Our Business Milestone Founded in April 2012 In March 2020, Successfully registered in the Approved Contractors List – Group B Filed for IPO in October 2024 Were awarded with a public project with an initial contract sum of over HK$290 million (US$37.1 million) in 2022 P.12

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

61.1 62.2 66.9 85.5 21.8 70.6 74.5 92.4 92.6 25.5 98.2 97.0 89.8 92.9 21.4 0 50 100 150 200 250 300 2020 2021 2022 2023 1Q 2024 Gross Value of Construction Works Performed by Main Contractors by Broad Trade Group in Hong Kong Private sector construction sites Public sector construction sites Construction works at locations other than sites 229.9 233.7 249.1 270.9 68.7 Market Overview Market Size of Construction Sites in Hong Kong (HK$ Billion) Source: C&SD, Migo P.14

84.0 86.9 103.4 120.6 31.8 47.7 49.8 55.9 57.4 15.5 0 20 40 60 80 100 120 140 160 180 200 2020 2021 2022 2023 1Q 2024 Gross Value of Construction Works Performed by Main Contractors by End - User Group Under Public and Private Sites in Hong Kong Buildings Structures & facilities 131.7 136.7 159.3 178.1 47.3 Market Overview Market Size of Construction Sites in Hong Kong (HK$ Billion) Source: C&SD, Migo P.15

Market Overview Future Potential Growth of Construction Sites in Hong Kong Government expenditure on infrastructure The government budget 2024 - 2025 of expenditure on infrastructure spending is set to increase by 19.8% to HK$106.1 billion (Approx. US$ 13.6 billion) The annual total construction output will increase to around HK$300 billion (Approx. US$ 38.6 billion) P.16

Market Overview Government’s Initiatives to Implement Policies • The " Twin Cities, Three Circles " framework boosts collaboration between Hong Kong and Shenzhen. The Northern Metropolis , covering 300 square kilometers, drives Hong Kong's growth. • Lantau Tomorrow Vision is one of Hong Kong's largest land supply projects. The artificial islands in the Central Waters, under study since 2021, aim to improve transport networks and boost North Lantau's commercial potential. • Railway Projects — railway network expansion up to 2031, includ ing Tung Chung Line Extension, Tuen Mun South Extension, Northern Link and Hung Shui Kiu Station at HK$110 billion commercial potential. • Together with the Three - Runway System, the premium logistics center and the future development of 'Airport City' are undergoing a HK$40 billion upgrade that will be completed by 2030. P.17

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Growth Drivers Government funding s upport Enhancing r ail connectivity with the Guangdong - Hong Kong - Macao Greater Bay Area (“GBA”) Investment in a dvanced t echnology Financial c apability Solid t rack records Technical k nowledge Investment Highlights Entry Barriers P.19

Investment Highlights

Our Leadership

Experienced and Dedicated Management Team

Ngo Chiu, LAM
CHAIRMAN & CEO

- Founder of Skyline Builders Group Holding Limited
- Oversees the Group's corporate strategy, overall management of the operations and business expansion
- Over 25 years of experience in the civil engineering industry and played various roles in the industry prior to the establishment of the Group.

Chun Man, LO
CHIEF FINANCIAL OFFICER

- Over 20 years of experience in the accounting, financing and auditing industry
- Previously acted as Financial Controller and Company Secretary of CT Vision S.L. (International) Holdings Limited (HKEx: 994) and Deputy General Manager of the finance department of China Aerospace International Holdings Limited (HKEx: 31)
- Fellow member of the Hong Kong Institute of Certified Public Accountants and fellow member of the Association of Chartered Certified Accountants

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Investment Highlights

Our Leadership

Independent Directors Nominees

Chun Kit, YU

INDEPENDENT DIRECTOR APPOINTEE, CHAIR OF AUDIR COMMITTEE

- Over 10 years of experience in auditing, accounting and financial management
- Financial controller and company secretary of Boltek Holdings Limited (HKEx: 8601) and Company secretary of Global Uin Intelligence Holdings Limited (HKEx: 8496)
- Executive director of Junee Limited (NASDAQ: JUNE)
- Independent non-executive director of Sinohope Technology Holdings Limited (HKEx: 1611) and WK Group (Holdings) Limited (HKEx: 2535)
- Member of the Hong Kong Institute of Certified Public Accountants

Hiu Wah, LI

INDEPENDENT DIRECTOR APPOINTEE, CHAIR OF COMPENSATION COMMITTEE

- Over 15 years of experience in the accounting and financing industry
- Served as assistant manager of Peterson Group Management Ltd.
- Member of the Hong Kong Institute of Certified Public Accountant

Ho Wah, CHA

INDEPENDENT DIRECTOR APPOINTEE, CHAIR OF NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

- Over 6 years of experience in the legal industry
- Consultant of Messrs. Eddie Lee & Co., Solicitors and previously served as a partner in Messrs. Peter K.S. Chan & Co.
- Independent non-executive director of WK Group (Holdings) Limited (HKEx: 2535)
- Practising solicitor of the High Court of Hong Kong

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Identify Projects Tender Submission Site Assessment Interviews Tender Amendments Engagement Confirmation Form Project Management Team Project Supervision Manpower Allocation Material Procurement Subcontractor Engagement Progress Reporting Project Completion Defects Liability Period Investment Highlights Operation workflow Usually 1 week to 2 months Ongoing during Project As needed Ongoing during Project Monthly 6 months to 4 years 12 Months post completion P.22 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Established safety management and quality management system Systematic and effective control on our staff and labor together with supervision procedures Accredited with ISO9001:2015 for construction of civil engineering works (roads and drainage) Our Target: • Uphold our standard of quality and reduce issues related to quality or non - conformity with specification and standards • D eliver quality work on time and within the budget required • S trengthening our position in the civil engineering industry in Hong Kong Investment Highlights Stringent Quality Control P.23

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Revenue 2023 48,821,619 1,222,549 (2.7%) Change 9.6% 136.7% 3.2 p.p. 21.4% 0.6 p.p. 2,419,002 (5.4%) 5. 7% 0.1 p.p. 879,554 (2.0%) 2024 44,555,081 2,893,526 (5.9%) 2,936,356 (6.0%) 929,912 (1.9%) As of 31 March Gross Profit (Gross Profit Margin) EBITDA * ( EBITDA Margin * ) Net income ( Net Income Margin) Financial Highlights Key Financial Figures (US$) P.25 * “EBITDA” is “Earnings Before Interest, Taxes, Depreciation, and Amortization”

Financial Highlights Revenue Breakdown 48,298,181 43,341,572 523,438 1,213,509 40,000,000 41,000,000 42,000,000 43,000,000 44,000,000 45,000,000 46,000,000 47,000,000 48,000,000 49,000,000 50,000,000 2024 2023 Public Sector Projects Private Sector Projects As of 31 March (US$) P.26 +11.4% - 56.9% 48,821,619 44,555,081 +9.6%

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Our Competitive Strengths • Established track record • Stable relationship with customers • Experienced and dedicated management team • Stringent quality control Investment Highlights Our Growth Strategies • Enhance competitiveness and expanding our market share • Acquire machinery to enhance our capacity • Enhancing our brand P.28

Estimated Costs Mark - Ups Tender Price Determined on a CASE - BY - CASE basis (i) Scope of services; (ii) Price trend for the types of subcontracting services and the materials required; (iii) Complexity and the location of the project; (iv) Estimated quantity and type of equipment required; (v) C ompletion time requested by our customers; (vi) A vailability of human and financial resources. (i) Size, complexity and duration of the project; (ii) Business relationship with the customer; (iii) Customer’s payment history and financial background; (iv) Prospect of obtaining future projects from the customer; (v) Possibility of establishing our reputation in the industry; (vi) Prevailing market conditions. Investment Highlights Pricing Strategy P.29

Thank You! Skyline Builders Group Holding Limited Tel: +852 - 2811 - 9688 Email: ir@skylinebuilders.ccc Address: Office A, 15/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon Bay, Hong Kong Dominari S ecurities LLC Email : investmentbanking@dominarisecuri ties.com Address: 725 Fifth Avenue, 23rd Floor New York NY 10022 Co - Manager Issuer Underwriter Revere S ecurities LLC Email : syndicate@reveresecurities.com Address: 560 Lexington Ave, 16th Floor New York NY 10022